Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT
AND MUTUAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and Mutual Release of All Claims (Agreement) is entered into by and between PROFESSIONAL DIVERSITY NETWORK, INC., a Delaware Corporation, on behalf of itself and its subsidiaries (collectively herein PDN), and MATTHEW B. PROMAN, Executive Vice President and Chief Operating Officer of PDN (Executive).  PDN and Executive shall collectively be referred to herein as the Parties.

A.           FACTUAL BACKGROUND

1.         Pursuant to the July 11, 2014 merger agreement between PDN, Merger Sub, Inc., a Delaware Corporation (Merger Sub), and NAPW, Inc., a New York Corporation (NAPW) and Executive, PDN acquired all outstanding shares of NAPW by means of merging NAPW with and into Merger Sub (the Merger).

2.         On or about September 24, 2014, pursuant to the Merger, Executive and PDN executed a written Employment Agreement (the Employment Agreement) whereby PDN agreed to hire Executive as its Executive Vice President and Chief Operating Officer.  The Employment Agreement outlined the terms and conditions of Executive’s employment at PDN.

3.         The Parties have mutually agreed to voluntarily separate and terminate Executive’s employment with PDN.  The Parties, through their attorneys, have agreed that Executive will receive certain severance benefits upon his termination of employment.  Accordingly, the Parties agree as set forth below.

B.           RELEASE

NOW THEREFORE, in consideration of the mutual promises and agreements, covenants, and provisions contained in this Agreement, the Parties agree on the following terms governing Executive’s separation and mutual release, declaring as follows:

1.         Effective Date.  This Effective Date of this Agreement will be the date this Agreement is signed by representatives for each of the Parties (Effective Date).

2.         Resignation and Severance Pay.  Executive’s resignation will be effective as of the Effective Date.  Executive will be deemed to have resigned from any and all positions that he held with PDN, including as a Director on its Board of Directors, and any of its subsidiaries, with all such resignations effective as of the Effective Date.

In consideration of Executive’s resignation, Executive will receive nine (9) months’ severance based on his annual salary of $275,000 per year, for a total payment of $206,250.00, gross before taxes and other regular payroll withholdings.  PDN will make this payment in a single lump sum, subject to applicable withholding, within ten (10) days of the Effective Date.  In addition, if Proman elects continuing insurance coverage through COBRA, PDN will reimburse him for 9 months of payments.  In accord with usual practice, once Proman provides proof  of COBRA enrollment to PDN, through its General Counsel, PDN begin the reimbursement process.

3.         Separation and Mutual Release Terms.

a.
Earn-Out Note.  Pursuant to Executive’s Promissory Note (the Note), PDN agrees that Executive is entitled to a remaining total of $445,000, with $137,500 payable each quarter (November 2014, February 2015, May 2015, and August 2015) up to and in satisfaction of the total amount remaining unpaid on the Note with a final payment of $32,500 payable on August 15, 2015, plus annual interest at 0.35%, when NAPW maintains annualized revenue of $20 million, with quarterly cash flow from operations of at least $137,500.  The Note will continue to carry over even though Executive’s employment status with PDN has been terminated.  All other elements of the note will remain in effect, including, but not limited to, performance targets and notice from the accounting firm.  A copy of the Note is attached hereto, as Exhibit 1, and the terms and conditions are incorporated herein as part of this Agreement.

Executive acknowledges and agrees that Executive’s entitlement to payment on the Note, described herein, is subject to the Liquidated Damages (Liquidated Damages) provision stated in Paragraph 13 of this Agreement.

b.
S-3 Registration Statement.  PDN will maintain the effective S-3 Registration Statement covering Executive’s shares for three (3) years from the Effective Date. PDN shall pay for all costs and expenses associated with the foregoing registration statement and the maintenance thereof.

c.
Shelf Registration Statement.  PDN will include Executive’s shares on PDN’s existing shelf registration statement and any future shelf registration statement filed by PDN.  PDN shall pay for all costs and expenses associated with the foregoing registrations statement and the inclusion of Executive’s shares thereunder.

d.
Executive’s Co-Sale Right.  Executive will have a co-sale right in connection with the issuance by PDN of any shares at a 1 for 1 ratio, with the exception of shares issued pursuant to a Board-approved employee incentive plan.  Accordingly, for each share PDN proposes to be sold, Executive would have the right to sell one of his shares.

e.	Restrictive Legend. If there is any restrictive legend on Executive’s stock certificates, PDN shall =instruct its transfer agent to reissue Executive’s certificates without the restrictive legend.

f.
Executive Sale of Shares.  With respect to Executive’s shares only, Executive shall have the sole right to determine at what price he will sell his shares.  If Executive elects to sell Executive’s shares subject to Co-Sale rights outlined above, in Paragraph B(3)(d) of this Agreement, Executive can elect to join PDN’s issuance of shares but Executive shall have no right to determine the price of each share; provided that the determination of whether to sell such shares shall be Executive’s alone.

g.
PDN Assistance with Sale of Executive Shares.  PDN and its officers will at their sole costs and expense use their best efforts to assist Executive and any investment banks engaged by Executive in the sale of his shares.  PDN and its executives will attend roadshows, prepare materials, make representations and warranties about PDN and do such other acts as may be reasonably requested by Executive and/or his representatives in connection with the sale of Executive’s shares.

h.
Lockup Agreement Termination.  Any lockup agreements applicable to Executive shall be terminated on execution of the Agreement.  PDN agrees to use best efforts to ensure that the Aegis lockup is excused in order for Proman to engage in marketing agreement with Roth / Merriman.

i.
Press Releases and Announcements.  Executive shall have the right to approve all press releases, announcements, and SEC filings related to Executive’s voluntary separation and termination from PDN or any term described by this Agreement; provided, however, that Executive may not prevent PDN from disclosing any matters required to be disclosed by the federal securities laws and rules.  Executive shall not unreasonably withhold approval and Executive’s attorney shall participate in any and all negotiations involving releases or other publicity around these elements.

j.
Continued D&O Policy Coverage.  PDN shall at its sole cost and expense provide Executive with tail insurance coverage with its Directors & Officers liability insurance policy for five (5) years after the Effective Date.

k.
Options and Warrants.  Pursuant to the Merger agreement, PDN acknowledges that Executive has the remaining options and warrants: (i) an option to purchase 183,000 shares of PDN’s Common Stock at a price of $3.45 per share (ii) a warrant to purchase 50,000 shares of PDN’s Common Stock at a price of $4.00 per share; and (iii) a warrant to purchase 131,250 shares of PDN’s Common Stock at a price of $10.00 per share.  Executive’s existing options and warrants shall expire three (3) calendar years from Effective Date of this Agreement. The shares acquired by Executive pursuant to the exercise of the options/warrants would be included on each registration statement filed by PDN (or any then-existing shelf) after the date of exercise.  Executive acknowledges and agrees that Executive’s entitlement to the options and warrants outlined in this provision are subject to the Liquidated Damages (Liquidated Damages) provision stated in Paragraph 13 of this Agreement.

l.
Reversion of Third-Party, Forfeited Shares.  If any individual, who received shares awarded to Executive as consideration for the Merger, forfeits those shares, PDN agrees to issue Executive new shares in the same number as the forfeited shares.

4.         Payment of All Wages/Equity Vesting.  Executive acknowledges and agrees that he has been paid all wages (including, but not limited to, base salary, bonuses, and paid time off/vacation) and received all benefits that Executive earned in his capacity as an employee of PDN during his employment with PDN.  Executive further acknowledges and agrees that the terms outlined in Paragraph B(3) of this Agreement are the only terms governing Executive’s interest with respect to any options, warrants, or shares granted to him by PDN.  Executive understands and acknowledges that he shall not be entitled to any additional payments or benefits of any kind from PDN, other than the severance and benefits described in Paragraphs B(2)-(3).

5.         Mutual Release of All Claims.  Each Party, and their successors in interest, hereby mutually release the other Party and its parents, divisions, subsidiaries, and affiliated entities, and each of their respective current and former shareholders, investors, directors, officers, executives, employees, agents, attorneys, insurers, legal successors, assigns, and affiliates of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of express or implied contract, wrongful termination, invasion of privacy, constructive discharge, retaliation, fraud, libel, slander, negligent misrepresentation, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the California Fair Employment and Housing Act, all claims asserted or that could have been asserted against PDN, all claims for severance pay, back pay, front pay, wage and hour claims, overtime compensation, meal and rest breaks and any and all other California Labor Code violations, attorneys’ fees, liquidated damages, punitive damages, costs, expense reimbursements and disbursements, and any claims arising under the Fair Labor Standards Act, the Fair Credit Reporting Act, the Family and Medical Leave Act, the California Labor Code, the Federal Worker Adjustment and Retraining Notification Act (as amended), the Sarbanes-Oxley Act, the New York state wage and hour laws and all wage orders, New York Labor Law, New York Executive Law Section 296 et seq., the New York City Administrative Code, the common law of the state of New York, and any other applicable federal, state, or local law (all listed statutes in this Paragraph as they have been, or are in the future, amended).  This release of claims will not apply to any rights or claims that cannot be released as a matter of law.

6.         Section 1542 Waiver.  Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

7.         Return of PDN’s Company Property.  To the extent that he has not done so already, upon receipt of the payment set forth in Section 2 above, Executive will return to Chris Wesser, General Counsel at PDN, in good working condition, all PDN property and equipment that is in Executive's possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, customer information, employee records or information, and all documents (whether in paper, electronic, or other format, and any copies thereof) that Executive prepared or received in the course of his employment with PDN; provided any computer files or other electronic information that is not readily capable of return may be retained by Executive but shall be kept confidential.

8.         Confidentiality.  Each party to this Agreement agrees that he or it shall not directly or indirectly disclose any of the terms of the Agreement, this Agreement or negotiations relating to this Agreement, except:  (i) consistent with Executive’s rights under the marketing agreement to market his shares with Roth Capital Partners and Merriman Capital, Inc.; (ii) by court order or validly issued subpoena; (iii) in an action or other proceeding among the Parties hereto, or any of them, regarding enforcement of the terms of this Agreement; (iv) by agreement, in writing, among the Parties to this Agreement; (v) by the Parties to their counsel, auditors, accountants, insurers, reinsurers, and agents; or (vi) as otherwise required by law, rule or regulation including pursuant to Section 3.i above.  If any Party to this Agreement is served with a demand or request to produce this Agreement, or the information contained herein (whether expressly or otherwise), such Party shall give written notice to the other Party.  Such notice shall be given within ten (10) days of the receipt of such disclosure demand or request, unless ten (10) days’ notice would not permit sufficient time in which to allow the other Party to assert any interest in prohibiting the requested disclosure.  In such case, the Party being requested to make the disclosure shall give written notice to the other Party as soon as possible.

In the event that Executive violates the terms of this Paragraph, Executive will be subject to the Liquidated Damages provision set forth in Paragraph 13 of this Agreement.

9.         Non-Disparagement.  Executive agrees that he shall not, at any time in the future, defame, besmirch or make any critical or disparaging statements, verbally, written or otherwise, to any third parties (including, without limitation, any print or broadcast media) about PDN, or any of its products, services, executives, employees, investors, directors, officers, agents, attorneys, investors, members or customers, unless such statements are made truthfully in response to a subpoena or other legal process.  In the event the non-disparagement terms of this Paragraph, Executive will be subject to the Liquidated Damages provision outlined in Paragraph 13 of this Agreement.

PDN, its executives, employees, investors, directors, officers, agents, and attorneys will not, at any time in the future, make any critical or disparaging statements to any tparties (including, without limitation, any print or broadcast media).   PDN shall cause its executives and directors who are aware of this Agreement to sign such appropriate documents to allow Executive to enforce this provision against such parties.

10.        Non-Compete. Executive agrees that this Agreement arises from his Employment Agreement and the Merger, under which he sold to PDN his complete ownership interest in, and the goodwill of, NAPW to PDN.  In consideration for this Agreement, Executive agrees to not engage in any Competitive Activity (defined herein) in any manner within the Prohibited Territories (defined herein) for a period of 12 months following the Effective Date, including as an owner, franchisee, franchisor, investor, consultant, agent or otherwise.

For the purposes of this Agreement, “Competitive Activity” means competing against PDN by: (i) engaging in work for a competitor of PDN that is the same, or substantially similar, to work Executive performed on behalf of PDN at any time during Executive’s employment at PDN; (ii) engaging in an aspect of the business of PDN that Executive was involved with on behalf of PDN at any time during Executive’s employment at PDN; and/or (iii) engaging in an aspect of the business of PDN about which Executive received confidential information in the course of employment at PDN.  Owning less than 5% of the outstanding shares in a public company shall not by itself, however, constitute Competitive Activity under this Agreement.

For the purposes of this Agreement, “Prohibited Territory” means: (i) Executive’s assigned geographic areas of responsibility during his employment at PDN, including, but not limited to, New York, California, and Illinois; (ii) each city in which Executive performed services for PDN at any time during his employment at PDN; and (iii) the United States of America.

In the event that Executive violates the terms of this Paragraph, Executive will be subject to the Liquidated Damages provision outlined in Paragraph 13 of this Agreement.

11.        Non-Solicitation of PDN Employees.  Executive agrees that for one (1) year after the Effective Date of this Agreement, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit, encourage or cause any employee of PDN to terminate his/her employment with PDN.  PDN specifically agrees that this section does not apply to any employee who has resigned from/been terminated by PDN at the time of solicitation, general solicitations not targeted to any employee of PDN, and that it in no event applies to Sandra (Proman’s housekeeper), Bobbie (Proman’s aunt), Adrienne Pasquale, Ben Costanzo, or Talia Cardiello.  With respect to Costanzo and Cardiello, Proman agrees to provide PDN, through its General Counsel, at least two weeks’ notice if he desires to solicit.

In the event that Executive violates the terms of this Paragraph, Executive will be subject to the Liquidated Damages provision outlined in Paragraph 13 of this Agreement.

12.        Non-Interference.  Executive agrees that for one (1) year after the Effective Date of this Agreement, he will not, on behalf of himself or any other person or entity, (i) directly or indirectly solicit, encourage or cause any Restricted Customer (as defined herein) to purchase any services or products that are offered by PDN from anyone other than PDN and/or NAPW; (ii) sell or provide any services or products to any Restricted Customer that are competitive with or a substitute for services or products that are as of the date hereof offered by PDN and/or NAPW’s; (iii) solicit, encourage, or cause any Restricted Customer not to do business with or to reduce any part of its business with PDN and/or NAPW; (iv) solicit, encourage, or cause any supplier of goods or services to PDN and/or NAPW not to do business with or to reduce any part of its business with PDN and/or NAPW; or (v) actively assist anyone else to engage in the conduct prohibited by this Paragraph.  “Restricted Customer” as used in this Paragraph, means:  (i) any PDN or NAPW customer with whom Executive had direct, personal or business contact or communications at any time during his employment at PDN; (ii) any PDN or NAPW customer or member for whom Executive supervised or assisted with PDN’s dealings at any time during his employment at PDN or NAPW; (iii) any PDN or NAPW customer or member about whom Executive received confidential information in the course of his employment at PDN or NAPW; (iv) any prospective PDN or NAPW customer or member for whom Executive assisted with a proposal at any time during his employment at PDN; and/or (v) any prospective PDN customer or member for whom Executive supervised PDN or NAPW’s dealings during his employment at PDN or NAPW.

In the event that Executive violates the terms of this Paragraph, Executive will be subject to the Liquidated Damages provision outlined in Paragraph 13 of this Agreement.

13.        Liquidated Damages.  Liquidated Damages, as defined in this Agreement, is  Executive’s forfeiture of any and all amounts remaining unpaid on the Note, identified in Paragraph B(3)(A) of this Agreement, as well as forfeiture of Executive’s existing options and warrants, identified in Paragraph B(3)(K).  Executive acknowledges and agrees that if Executive violates this Agreement’s Confidentiality, Non-Disparagement, Non-Compete, Non-Solicitation, or Non-Interference provisions, stated in Paragraphs B(8)-(12) above, Executive will be subject to Liquidated Damages, as stated in this Paragraph.  Executive acknowledges and agrees that this Liquidated Damages provision is reasonable based on the types of anticipated damages that could result from Executive’s breach of any of the Paragraphs identified above.  PDN, its affiliates, subsidiaries, and assigns agrees that its sole and exclusive remedy for a breach by Executive of any term, provision, agreement, or covenant set forth in this Agreement or any existing agreement to which Executive is a party with PDN or any affiliate thereof is to recover the Liquidated Damages and each of them hereby waive and release any and all equitable remedies and remedies for monetary damages other than the Liquidated Damages.  PDN and its affiliates, subsidiaries and assigns agrees that this provision is reasonable and specifically bargained for as part of this Agreement.

14.        Cooperation.  In the event that any litigation action is filed against PDN that is based upon or arises out of, in whole or in part, any acts/events/omissions occurring during the time that Executive served as Executive Vice President and Chief Operating Officer, Executive will cooperate and participate voluntarily in PDN’s defense of such action as reasonably requested by PDN or its counsel at mutually-convenient times.  Executive will not be entitled to any compensation for his cooperation and participation pursuant to this Paragraph, but PDN will reimburse Executive for any actual, out-of-pocket expenses that Executive reasonably incurs in performing his obligations under this Paragraph, including lost wages or salary and advice of independent counsel.

15.        Agreement Not To Assist With Other Claims.  Executive agrees that he shall not, at any time in the future, encourage any current or former PDN employee to file any legal or administrative claim of any type or nature against PDN or any of its directors, officers, or employees.  Executive further agrees that he shall not, at any time in the future, assist in any manner any current or former PDN employee in the pursuit or prosecution of any legal or administrative claim of any type or nature against PDN or any of its officers or employees, unless pursuant to a duly-issued subpoena or other compulsory legal process.

16.        Authority.  The Parties represent and warrant that they have the authority to enter into this Agreement, and that they have not assigned their authority to any other person or entity.

17.        Successors and Assigns.  The Agreement will be binding upon and inure to the benefit of the Parties and their respective heirs, representatives, successors and assigns.

18.        Governing Law.  This Agreement shall be interpreted in accordance with and governed by the laws of the State of California.  The Agreement will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of the Agreement will be governed by, the laws of the State of California.  The Agreement shall be deemed to have been jointly drafted by the Parties and, therefore, any ambiguity shall not be interpreted in favor of one party to the detriment of the other.  The Parties agree that for purposes of enforcement in court of any legal proceeding, or as an affirmative defense, this Agreement may be disclosed and admitted into evidence.

19.        Severability.  If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.

20.        Counterparts and Delivery.  This Agreement may be executed by the parties separately in counterparts, and facsimile or electronic (PDF) copies of the separately-executed Agreement shall, upon exchange by delivery, facsimile, or PDF/email between the parties or their counsel, have the same force and effect as if a mutually-signed, single original agreement had been executed.

21.        Arbitration. Any and all disputes arising out of or in connection with this Agreement including whether any dispute is covered by arbitration shall be resolved exclusively by binding “AAA” arbitration using the expedited rules of arbitration of AAA.  The arbitration shall be conducted in Los Angeles, California.

22.        Integration and Modification.  This Agreement, Exhibit 1 attached hereto, and any agreements described in Paragraph B(2)-(3) above, constitute the entire agreement between the parties with respect to the termination of their employment relationship and the other matters covered herein, and they supersede all prior negotiations and agreements between the parties regarding those matters, whether written or oral, including but not limited to, Executive’s Employment Agreement.  This Agreement may not be modified, amended, or rescinded except by a document signed by an authorized officer of PDN and the Executive.  Any attempt at oral modification of the Agreement shall be void and of no effect.

///

///

///

///

///

///

///

///

EXECUTIVE UNDERSTANDS THAT HE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT, AND HAS IN FACT CONSULTED WITH HIS ATTORNEY, AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT.  EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED.  EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE TERMINATION BENEFITS DESCRIBED IN PARAGRAPH B(2)-(3), WHICH TERMINATION BENEFITS EXECUTIVE WOULD NOT BE ENTITLED TO RECEIVE BUT FOR HIS EXECUTION OF THIS AGREEMENT.

Dated: ___________, 2015
Matthew B. Proman

Dated: ___________, 2015	Professional Diversity Network, Inc.

James Kirsch
Chief Executive Officer

Approved as to Form:

Dated:  ___________, 2015